Exhibit 99.1

CORIUM REPORTS FISCAL YEAR-END 2014 FINANCIAL RESULTS

AND RECENT CORPORATE DEVELOPMENTS

MENLO PARK, Calif., November 17, 2014 (GLOBE NEWSWIRE) — Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced unaudited financial results for the fiscal year ended September 30, 2014 and reported on recent corporate developments.

Recent Corporate Developments

•                  Corium entered into an agreement on November 14, 2014 with Capital Royalty Group (CRG LP) that will result in $10 million of additional debt financing and will extend the maturity of all debt to CRG LP from June 2017 to June 2019. The closing of this transaction is expected to occur on or before December 15, 2014. Coupled with the $48.5 million in net proceeds from Corium’s initial public offering (IPO) in April 2014, the company has significantly increased its ability to advance its programs toward multiple clinical milestones through 2017.

•                  Corium achieved promising preclinical pharmacokinetic results from the company’s lead Alzheimer’s disease program, showing in vivo transdermal delivery rates predictive of therapeutic blood levels in humans. Sustained, constant and reproducible blood levels were demonstrated with a once-weekly transdermal system for up to seven days.  These results support commencement of the planned Phase 1 clinical study in the first half of 2015.

•                  Under a contract awarded by the World Health Organization, Corium has initiated a new transdermal vaccine research program focusing on the evaluation of the company’s MicroCor® technology in the development of a new needle-free polio vaccine. Corium’s MicroCor technology provides ease of administration and room temperature stability, features that can facilitate broader utilization of the polio vaccine in remote areas of the developing world.

•                  In September 2014, Corium announced the appointment of Paul Goddard, Ph.D. to the Company’s Board of Directors. Dr. Goddard brings more than 30 years of experience in the life science industry, having held senior executive positions in several leading pharmaceutical and biotechnology companies.

•                  In October 2014, Corium was the recipient of Procter & Gamble’s annual James N. Gamble Award for Product Innovation, in recognition of Corium’s leadership in applying advanced transdermal delivery systems to the Premium Crest Whitestrips line of products, including the new Crest 3D products, which have achieved unmatched market success as the preferred solution for teeth whitening.

“2014 has been a transformational year for Corium, during which we created a solid foundation for growth in our business and continuing product innovation. We strengthened our financial position with an IPO in April, and now Capital Royalty has reaffirmed its support of our continued growth strategy,” said Peter D. Staple, Corium’s President and Chief Executive Officer. “We have executed on our plan to accelerate development of several new product candidates, and have already achieved promising results in our proprietary programs, as well as key milestones in our partnered and co-development programs.  Corium is well-positioned to build on this success in 2015, as we advance toward key clinical and commercial milestones that we expect will deliver significant shareholder value.”

Financial Results

Corium reported total revenues for the fiscal year ended September 30, 2014 (FY2014) of $42.4 million.  This amount reflected a decline from revenues of $50.3 million for FY2013,  primarily due to the anticipated declines in full-year product revenues from both Clonidine TDS (marketed by Teva Pharmaceuticals) and Fentanyl TDS (marketed by Par Pharmaceutical), as well as reductions in contract research and development revenues from programs that have reached the final stages of process development, partially offset by an increase in contract research and development revenues from new co-development programs as well as from new partner-funded programs.

In September 2014, Corium recognized $1.8 million in non-cash product revenue that had been previously deferred since 2007. The recognition of this revenue related to the expiration of a contractual liability, and will not have an impact on future revenues.

Total research and development (R&D) expenses for FY 2014 were $22.8 million, compared with $17.4 million for FY2013. The increase primarily reflects the addition of new partner-funded development programs, two co-development programs in which all development costs are shared equally with the partner, and Corium’s increased investment in its proprietary programs.

General and administrative (G&A) expenses for FY2014 were $9.1 million, compared with $6.5 million for FY2013. The increase was primarily attributable to increased costs associated with becoming a public company, stock-based compensation expense and the timing of incentive compensation.

Corium reported a net loss for FY2014 of $9.9 million, or ($0.99) per share on a fully-diluted basis, compared with a net loss of $13.9 million, or ($6.24) per share, for FY2013. The loss per share in FY2013 was impacted by the use of the significantly smaller number of average shares outstanding prior to the IPO, and does not reflect the earnings or losses per share that will occur with Corium’s post-IPO capital structure.  As a result of Corium’s IPO on April 2, 2014, the fair value of the subordinated note embedded derivative liability that had a value of $7.4 million at the end of FY2013 was determined to be zero upon the debt’s conversion into equity at the closing of the IPO, resulting in a non-cash, non-recurring gain of $7.4 million for FY2014. Without the effect of the $7.4 million non-cash gain in FY2014 and the $7.4 million non-cash charge in FY2013 recorded upon initial recognition of this item, Corium would have recognized non-GAAP net losses for FY2014 and FY2013 of $17.3 million and $6.5 million, respectively.

Cash and cash equivalents at September 30, 2014 were $36.4 million.

Conference Call and Webcast Details

Corium will host a conference call today at 5 p.m. EST to discuss the financial results for the fiscal year ended September 30, 2014. Investors and analysts can access the call toll-free by dialing 844-831-3024 (United States) or +1 315-625-6887 (international). No passcode is required for this call. The conference call will also be available via a live audio webcast on the Investors section of Corium’s website at http://ir.coriumgroup.com/events.cfm. Please access the website 10 minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary. A replay of the conference call will be available for two weeks and may be accessed by dialing toll-free 855-859-2056 (United States) or +1 404-537-3406 (international) and entering the conference ID# 30831078 or by visiting Corium’s website.

Statement regarding use of non-GAAP financial measures

The company reported non-GAAP net loss in this release in addition to, and not as a substitute for, or superior to, net loss and net loss per share calculated in accordance with GAAP.

Management believes the presentation of net loss and net loss per share that excludes the non-cash, non-recurring charge or gain from the change in fair value of an embedded derivative provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of net loss and net loss per share across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing the company’s past and future operating performance.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, debt financing,  clinical trial timing and plans, the achievement of clinical and commercial milestones, and the advancement of our technologies and our proprietary and partnered products and product candidates. Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause Corium’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Corium’s business and its financial results are detailed in the final prospectus for our initial public offering, dated as of April 2, 2014, and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) on April 3, 2014 (File No. 333-194279), Corium’s most recent Form 10-Q filed with the Securities and Exchange Commission on August 12, 2014, and other reports as filed from time to time with the Securities and Exchange Commission. Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company’s advanced transdermal and transmucosal delivery systems. Corium has developed, and is the sole commercial manufacturer of, six prescription drug and consumer products with partners Teva Pharmaceuticals, Par Pharmaceutical and Procter & Gamble. The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins. The company’s late-stage pipeline includes a contraceptive patch currently in Phase 3 trials co-developed with Agile Therapeutics and additional transdermal products co-developed with Teva. Corium has multiple proprietary programs in preclinical and clinical development for the treatment of osteoporosis, benign prostatic hyperplasia and neurological disorders. For further information, please visit www.coriumgroup.com.

###

Robert S. Breuil

Chief Financial Officer

ir@coriumintl.com

Investor and Media Contact:

Karen L. Bergman

BCC Partners

kbergman@bccpartners.com

(650) 575-1509

CORIUM INTERNATIONAL, INC.
Condensed Statements of Operations and Comprehensive Loss
(unaudited, in thousands, except share and per share data)

	Years Ended September 30,
	2014	2013
Revenues:
Product revenues	$32,202	$38,704
Contract research and development revenues	9,026	10,750
Other revenues	1,212	816
Total revenues	42,440	50,270
Costs and operating expenses:
Cost of product revenues	20,204	24,828
Cost of contract research and development revenues	15,391	11,856
Research and development expenses	7,365	5,496
General and administrative expenses	9,095	6,525
Amortization of intangible assets	547	541
Gain on disposal and sale and leaseback of equipment	(112)	(177)
Total costs and operating expenses	52,490	49,069
Income (Loss) from operations	(10,050)	1,201
Interest income	7	9
Interest expense	(6,961)	(7,705)
Change in fair value of preferred stock warrant liability	(274)	(14)
Change in fair value of subordinated note embedded derivative liability	7,367	(7,367)
Loss before income taxes	(9,911)	(13,876)
Income tax expense	(1)	(1)
Net loss and comprehensive loss	$(9,912)	$(13,877)
Net loss attributable to common stockholders, basic and diluted	(9,912)	(13,877)
Net loss per share attributable to common stockholders, basic and diluted	$(0.99)	$(6.24)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	10,043,640	2,222,981

CORIUM INTERNATIONAL, INC.
Condensed Balance Sheets
(unaudited, in thousands)

	As of September 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$36,395	$13,581
Accounts receivable	4,168	3,129
Unbilled accounts receivable	1,385	1,495
Inventories, net	2,592	4,508
Prepaid expenses and other current assets	1,292	1,038
Total current assets	45,832	23,751
Property and equipment, net	12,658	12,622
Debt financing costs, net	571	902
Intangible assets, net	6,683	6,647
Notes receivable — related parties	—	100
TOTAL ASSETS	$65,744	$44,022
LIABILITIES, CONVERTIBLE PREFERRED STOCK, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,512	$2,748
Accrued expenses and other current liabilities	4,008	3,374
Bank line of credit	—	3,873
Long-term debt, current portion	107	457
Capital lease obligations, current portion	760	1,029
Preferred stock warrant liability	—	560
Recall liability, current portion	774	1,004
Deferred contract revenues, current portion	301	2,112
Total current liabilities	8,462	15,157
Long-term interest payable	—	11,590
Long-term debt, net of current portion	38,155	36,956
Convertible notes	—	9,399
Subordinated note	—	13,000
Subordinated note embedded derivative liability	—	7,367
Capital lease obligations, net of current portion	891	1,652
Recall liability, net of current portion	2,936	3,828
Deferred contract revenues, net of current portion	3,500	3,688
Total liabilities	53, 944	102,637
Convertible preferred stock	—	57,261
Redeemable common stock	—	3,224
Stockholders’ equity (deficit):
Common stock	18	2
Additional paid-in capital	114,117	(26,679)
Accumulated deficit	(102, 335)	(92,423)
Total stockholders’ equity (deficit)	11,800	(119,100)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$65,744	$44,022